November 9, 2011

Nancy Bush
2061 Camino A Los Cerros
Menlo Park, CA 94025

Dear Nancy,

We are pleased to extend an offer to you for the position of VP, Corporate Controller for Fortinet, Inc. (“Company”) reporting to Ken Goldman, CFO. We believe that each employee contributes directly to Fortinet's growth and success, and we hope you will take pride in being a member of our team.

It is understood that your employment would commence with the Company on or before December 5, 2011. Your compensation package will include the following:

1.	Annual base salary for $225,000.00 payable semi-monthly $9,375.00 in accordance with Company policy and procedures.

2.	You will be eligible to participate in the Senior Management Bonus Plan which currently offers up to 20% bonus, paid quarterly, based on successful completion of Company and individual objectives.

3.
Management will recommend to the Company's Board of Directors that you will be granted options to purchase 60,000 shares of common stock of the Company, subject to the Company Board approval and to regulatory and other legal requirements, the terms and conditions of which shall be set forth in the Company's Stock Option Plan and Stock Option Agreement, as may be amended from time to time by the Company. Notwithstanding anything to the contrary herein, the granting of any stock options, the timing and exercise price of any grant and other terms of any grant shall be subject entirely to approval by the Company's Board of Directors, which approval shall be in the sole discretion of the Board, and shall be subject to the Company's determination that such grant, timing, exercise price and other terms are compliant with regulatory and other legal requirements, which determination shall be in the Company's sole discretion. The Company reserves the right to change the terms of such grant based on direction from the Board of Directors and based on regulatory and other legal requirements.

We're glad you chose Fortinet as a place to share your knowledge and expertise, and to grow your career. We believe that it is important to a healthy working relationship for both parties to understand the terms and conditions of employment before commencing employment. In order to ensure that both you and the Company have a common understanding, we have set forth some fundamental premises.
This is a full time position with the understanding that during your employment you will not engage in outside consulting activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company. Accordingly, you are required to obtain approval in writing from the Company before engaging in any employment or consulting services outside the Company while employed by Fortinet, Inc. so that the Company may determine if any conflict exists. You also confirm that you are not bound by any other agreement with any prior or current employer, person or entity which would prevent you from fully performing your duties with Fortinet, Inc.
This offer of employment is not for any specific period of time; instead your employment is at all times “at-will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written.

Your at-will employment status cannot be modified unless it is written and signed by both you and the Chief Executive Officer of the Company.
As a Company employee you are eligible to receive health insurance coverage, which generally begins on the official hire date, through the Company insurance plan, and to participate in the Company's 401(k) plan, all of which may be modified or terminated from time to time. You are entitled to fifteen (15) accrued days of Paid Time Off (PTO) per year. Our comprehensive benefits information is enclosed for your reference with this letter. The Company shall also reimburse you for all agreed upon, reasonable business expenses incurred in the performance of your duties on behalf of the Company upon submission of expense reports as necessary to substantiate the Company's federal income tax deductions for such expenses under the Internal Revenue Code (as amended) and procedures as may be established by the Board of Directors of the Company.
This offer of employment is subject to your signing of “Fortinet Confidentiality Agreement” on your first day of employment at Fortinet, Inc., as well as your agreement to follow all other policies and procedures that the Company may announce from time to time. This offer is also contingent upon proof of identity and work eligibility. Under the Immigration and Reform Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of hire. To assist us in complying with this requirement please bring appropriate documents with you on your first day.
In some instances, U.S. export control laws require that Fortinet obtain a U.S. government export license prior to releasing technologies to certain persons. This offer is contingent upon Fortinet's ability to satisfy these export control laws as related to your employment and anticipated job activities. The decision whether or not to submit and/or pursue an export license to satisfy this contingency, if applicable, shall be at Fortinet's sole election.
This offer is also contingent upon successful completion of a background check.
Please sign and date this letter below and return to the hiring manager to indicate your acceptance of the Company's offer. This offer will stay open until 5:00 p.m. (PDT) Friday November 11, 2011.
We look forward to working with you at Fortinet, Inc.

Sincerely,
Fortinet, Inc.

Ken Xie
President and Chief Executive Officer

ACCEPTED AND AGREE

Nancy Bush	Date

ANTICIPATED START DATE: